                                                                 EXHIBIT (12a)


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

FINA, INC. CONSOLIDATED

                                       For the Three
                                        Months Ended
                                          March 31,            For the Fiscal Years Ended December 31,
                                       ---------------    -------------------------------------------------
                                        1996     1995       1995       1994      1993       1992       1991
                                       ------   ------    -------    -------   -------    -------    -------
Net pre-tax earnings                   57,558   51,438    161,078    152,357    96,115     20,110    53,563

Fixed charges                          13,878   15,832     61,561     56,010    69,106     71,743     87,199

Adjustment for Capitalized
   Interest                            (1,192)  (1,350)    (7,873)    (2,422)   (3,234)    (2,702)   (12,371)
                                       ------   ------    -------    -------   -------     -------   -------
   Earnings as adjusted (A)            70,244   65,920    214,766    205,945   161,987     89,151    128,391

Fixed charges:
   Interest expense                    10,930   13,308     50,707     47,023    58,190     61,762     79,178
   Rents under leases representative
      of an interest factor(1)          2,948    2,524     10,854      8,987    10,916      9,981      8,021
                                       ------   ------    -------    -------   -------     -------   -------

  Fixed charges as adjusted (B)        13,878   15,832     61,561     56,010    69,106      71,743    87,199

   Ratio of earnings to fixed
     charges: (A) divided by (B)          5.1      4.2        3.5        3.7       2.3         1.2       1.5


- --------------------------------------------------------------------------------

FOCC CONSOLIDATED

                                       For the Three
                                        Months Ended
                                          March 31,            For the Fiscal Years Ended December 31,
                                       ---------------    --------------------------------------------------
                                        1996     1995       1995       1994      1993        1992       1991
                                       ------   ------    -------    -------   -------     -------    -------
Net pre-tax earnings                   41,055   50,384    152,824    145,819   100,147      17,818     53,901

Fixed charges                          13,843   15,801     61,420     55,863    68,747      71,557     86,852

Adjustment for Capitalized
   Interest                            (1,184)  (1,335)    (7,788)    (2,371)   (3,198)     (2,663)   (12,269)
                                       ------   ------    -------    -------   -------     -------    -------
   Earnings as adjusted (A)            53,714   64,850    206,456    199,311   165,696      86,712    128,484

Fixed charges:
   Interest expense                    10,928   13,307     50,706     47,021    58,182      61,717     79,005
   Rents under leases representative
      of an interest factor(1)          2,915    2,494     10,714      8,842    10,565       9,840      7,847
                                       ------   ------    -------    -------   -------     -------    -------

  Fixed charges as adjusted (B)        13,843   15,801     61,420     55,863    68,747      71,557     86,852

   Ratio of earnings to fixed
     charges: (A) divided by (B)          3.9      4.1        3.4        3.6       2.4         1.2        1.5

(1) Management of the Company believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.